EXHIBIT I
                          Independent Auditors' Consent

       The Administrative Committee
       ENSTAR Natural Gas Company
       Thrift Investment Plan:

       We consent to incorporation by reference in the Registration Statement (File No. 33-14463) on Form S-8 of Seagull Energy Corporation of our report dated March 27, 1998, relating to the statements of net assets available for plan benefits of ENSTAR Natural Gas Company Thrift Investment Plan (Plan) as of December 31, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1997 which report appears in the Plan's December 31, 1997 Annual Report on Form 11-K.

       /s/ KPMG Peat Marwick LLP

       Anchorage, Alaska
       June 23, 1998




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